UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 16, 2013

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

LodgeNet Interactive Corporation (the “Company”) announced yesterday that Richard L. Battista, the Company’s President and Chief Executive Officer and a member of its Board of Directors, has resigned from all positions with the Company effective January 16, 2013.  Mr. Battista’s departure from the Company is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Pursuant to the terms of a resignation letter agreement, on the date of his resignation the Company will pay Mr. Battista a lump sum in the amount of approximately $1.39 million, which amount includes all accrued and unpaid salary, accrued and unused vacation, and accrued bonus, plus twelve months of base salary, minimum guaranteed bonus, and COBRA premiums, less applicable withholding taxes.  Mr. Battista will also be entitled to the continued exclusive use of his existing office and parking space in Los Angeles, California, through March 31, 2013.  No other payments are owed to Mr. Battista, including under his Employment Agreement or Key Employee Bonus letter agreement, the relevant provisions of which were terminated in connection with his resignation.

The Company also announced that Frank P. Elsenbast, 47, the Company’s Senior Vice President and Chief Financial Officer, and James G. Naro, 59, the Company’s Senior Vice President, Legal and Human Resources, and General Counsel, have been appointed to concurrently serve as interim Co-Chief Executive Officers of the Company, effective upon the date of Mr. Battista’s resignation, in addition to the other positions currently held by each of them.  Mr. Elsenbast has served as the Company’s Chief Financial Officer since April 2010.  Prior to joining the Company, Mr. Elsenbast served as Chief Financial Officer of ValueVision Media, Inc., d/b/a ShopNBC, a multichannel electronic retailer, from 2000 to 2010.  Mr. Naro has served as the Company’s Senior Vice President, Legal and Human Resources, and General Counsel since August 2008.  Prior to that time, he served as Senior Vice President, General Counsel since June 2006.  There are no transactions in which Mr. Elsenbast or Mr. Naro has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Elsenbast and Mr. Naro will continue to receive compensation in the amounts previously disclosed in the Company’s filings, including the Company’s Proxy Statement filed on April 18, 2012.  In recognition of their increased duties, however, each of them will be entitled to receive an additional $25,000 payment pursuant to, and upon the terms and conditions of, the Company’s Key Employee Incentive Plan.  The Company expects to appoint a new Chief Executive Officer upon the closing of its previously announced recapitalization.

The foregoing description of the resignation letter agreement with Mr. Battista is qualified in its entirety by the text of such agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

A copy of the press release regarding these changes to the Company’s board and management is attached hereto as Exhibit 99.1.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

10.1	Resignation Letter Agreement, dated January 15, 2013

99.1	Press Release, dated January 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: January 17, 2013	By	/s/ James G. Naro
James G. Naro
	Its	Co-Chief Executive Officer
Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer